SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                                (Amendment No. 1)


                             THE LIBERTY CORPORATION
                              ---------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                     ---------------------------------------
                         (Title of Class of Securities)

                                   530370-10-5
                                   -----------
                                 (CUSIP Number)

                                 ANTHONY PAGANO
                                 SENIOR COUNSEL
                              ROYAL BANK OF CANADA
                             SOUTH TOWER, 22ND FLOOR
                        ROYAL BANK PLAZA, 200 BAY STREET
                                TORONTO, ONTARIO
                                 CANADA M5J 2J5
                            Telephone: (416) 955-2466
                            -------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  JUNE 30, 2001
                                 --------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                                  SCHEDULE 13D
-----------------------------------------------------------------------------
CUSIP No.     530370-10-5                           Page       of  pages
-----------------------------------------------------------------------------



1.      NAME OF REPORTING PERSON:                           Royal Bank of Canada
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  13-5357855
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS:
        Not applicable
--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                               [ ]
--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION:                             Canada

--------------------------------------------------------------------------------

     NUMBER OF              7.       SOLE VOTING POWER:
                                     Not applicable
                            ----------------------------------------------------
SHARES BENEFICIALLY         8.       SHARED VOTING POWER:
                                     Not applicable
                            ----------------------------------------------------
   OWNED BY EACH            9.       SOLE DISPOSITIVE POWER:
                                     Not applicable
                            ----------------------------------------------------
    PERSON WITH             10.      SHARED DISPOSITIVE POWER:
                                     Not applicable
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON:                                        Not applicable
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                             [ ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):      Not applicable
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON:                                            BK
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
-----------------------------------------------------------------------------
CUSIP No.     530370-10-5                           Page       of  pages
-----------------------------------------------------------------------------


The statement on Schedule 13D previously filed by Royal Bank of Canada ("Royal Bank") on July 10, 2000 with respect to the Common Stock, no par value (the "Shares"), of The Liberty Corporation, is hereby amended and supplemented.


ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           On June 30, 2001, the Shareholder Voting Agreements terminated in accordance with the terms contained therein. Royal Bank does not beneficially own, directly or indirectly, more than five percent of the Shares.

                                  SCHEDULE 13D
-----------------------------------------------------------------------------
CUSIP No.     530370-10-5                           Page       of  pages
-----------------------------------------------------------------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of July 10, 2001



                                   ROYAL BANK OF CANADA


                                   By: /s/ Peter W. Currie
                                   ---------------------------------
                                   Peter W. Currie
                                   Vice-Chairman and
                                   Chief Financial Officer